Exhibit 99.1

Golden Enterprises Announces Board Changes

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 22, 2010--John S. Stein announced his retirement as Chairman of the Board of Golden Enterprises (NASDAQ: GLDC), the parent company of Golden Flake Snack Foods, after 49 years in the snack food business. Mr. Stein, who joined Golden Flake in 1961 as a route salesperson, served as President of Golden Flake from 1976 to 1991 when he became CEO and then Chairman of the Board. In honor of his many years of leadership, John Stein was named Chairman Emeritus of the Golden Enterprises Board of Directors.

The Board of Directors of Golden Enterprises today elected Mark McCutcheon as the new Chairman of the Company. Mr. McCutcheon will continue serving as President and CEO of Golden Enterprises as he also becomes Chairman. A Birmingham native and Auburn graduate, Mr. McCutcheon has served Golden Flake in many roles including Plant Manager, Vice President of Manufacturing, Vice President of Operations, and Executive Vice President in his 30 years with the company. Mr. McCutcheon serves on the Board of Junior Achievement of Greater Birmingham and is a Past Chairman, the Executive Board of the Greater Alabama Council of the Boy Scouts of America as a Vice President, and as a Director of Campus Outreach. Mr. McCutcheon is a member of the Snack Food Association and is a past Director. Mr. McCutcheon is married, has two children, and a grandson.

Mr. McCutcheon announced that Mr. James I. Rotenstreich, Chairman and CEO of JHF Holdings, Inc. and a member of the Board of Directors since 1984 also retired from the Board of Golden Enterprises and was named a Director Emeritus.

Additionally, Mr. McCutcheon announced that Randy Bates, Dave Jones, Bill Morton, and John Stein III have been elected to the Board of Directors of Golden Enterprises.

Randy Bates joined Golden Flake in 1979 as a route salesperson in Birmingham. He was a Divisional Manager in New Orleans, Region Manager in Nashville, Sales Manager, and Vice President of Sales, before being promoted to Executive Vice President of Sales and Marketing in 1998. Mr. Bates is married, has two children, and five grandchildren.

Dave Jones, an Indiana native, joined Golden Flake in 1984 as a Department Manager. He was the Manager of the Nashville manufacturing plant, Plant Manager of the Birmingham facility, and Vice President of Manufacturing before being named Executive Vice President of Operations in 2002. A graduate of Ball State, Mr. Jones is married and has two children.

Bill Morton, who is President of Robins & Morton, a full service general contractor, is a Birmingham native and has been President of Robins & Morton since 2002. Mr. Morton has led the construction company in many successful expansions through growth in locations and divisions.

John Stein, III is Chairman and CEO of National Alabama Corporation, a railcar manufacturer, and also a founding principal of Fidelis Capital. Mr. Stein, a Birmingham native, received his J.D. from the University Of Virginia School Of Law and is a Chartered Financial Analyst.

Golden Flake Snack Foods, a wholly owned subsidiary of Golden Enterprises, was founded 1923 and manufactures and distributes a full line of salted snacks across the Southeastern United States.

CONTACT:
Golden Enterprises
Patty Townsend, 205-323-6161